Exhibit A

Confidential	EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

By and Between

SK ECOPLANT CO., LTD.

AND

BLOOM ENERGY CORPORATION

Dated as of October 23, 2021

i

	4.27	Internal Controls; Disclosure Controls and Procedures	20
	4.28	Sarbanes-Oxley Act	21
	4.29	Accounting Controls	21
	4.30	Brokers’ or Finders’ Fees	21
	4.31	Critical Technologies; TID U.S. Business	21

5.	Representations and Warranties of the Investor		22

	5.1	Organization; Good Standing	22
	5.2	Authorization	22
	5.3	No Conflicts	22
	5.4	No Governmental Authority or Third Party Consents	23
	5.5	Purchase Entirely for Own Account	23
	5.6	Disclosure of Information	23
	5.7	Investment Experience and Accredited Investor Status	23
	5.8	Acquiring Person	23
	5.9	Financial Assurances	24

6.	Investor’s Conditions to First Closing		24

	6.1	Representations and Warranties	24
	6.2	Covenants	24
	6.3	Investor Agreement	24
	6.4	Registration Statement	24
	6.5	Other Deliverables	24
	6.6	No Material Adverse Effect	24
	6.7	Local Bank Reporting	24

7.	Company’s Conditions to First Closing		25

	7.1	Representations and Warranties	25
	7.2	Covenants	25
	7.3	Investor Agreement	25
	7.4	Other Deliverables	25

8.	Mutual Conditions to First Closing		25

	8.1	CFIUS Matters	25
	8.2	No Prohibition	25
	8.3	Market Listing	25
	8.4	Antitrust/Foreign Direct Investment	25

9.	Investor’s Conditions to Second Closing		26

	9.1	Representations and Warranties	26
	9.2	Covenants	26
	9.3	Registration Statement	26
	9.4	Other Deliverables	26

	9.5	No Material Adverse Effect	26
	9.6	Local Bank Reporting	26

10.	Company’s Conditions to Second Closing		26

	10.1	Representations and Warranties	26
	10.2	Covenants	26
	10.3	Other Deliverables	27

11.	Mutual Conditions to Second Closing		27

	11.1	HSR Act; Antitrust	27
	11.2	No Prohibition	27
	11.3	Market Listing	27

12.	Termination		27

	12.1	Ability to Terminate Prior to the First Closing	27
	12.2	Ability to Terminate Prior to the Second Closing	28
	12.3	Effect of Termination	29

13.	Additional Covenants and Agreements		29

	13.1	Investor Designee	29
	13.2	Market Listing	29
	13.3	Notification under the HSR Act and other Competition and Foreign Direct Investment Laws	30
	13.4	CFIUS Filing	31
	13.5	Registration	31
	13.6	Assistance and Cooperation	32
	13.7	Effect of Waiver of Condition to Closing	32
	13.8	Interim Operations of the Company	32
	13.9	Confidentiality	33
	13.10	Securities Law Disclosure; Publicity	33
	13.11	Conversion Shares	33

14.	Miscellaneous		34

	14.1	Governing Law; Submission to Jurisdiction	34
	14.2	Dispute Resolution	34
	14.3	Waiver	34
	14.4	Notices	34
	14.5	Entire Agreement	35
	14.6	Amendments	35
	14.7	Headings; Nouns and Pronouns; Section References	35
	14.8	Severability	35
	14.9	Assignment	35
	14.10	Successors and Assigns	35

14.11	Counterparts	36
14.12	Third Party Beneficiaries	36
14.13	No Strict Construction	36
14.14	Survival of Warranties	36
14.15	Equitable Relief; Remedies	36
14.16	Expenses	36

Exhibit A - Form of Cross Receipt
Exhibit B - Form of Investor Agreement
Exhibit C - Form of Certificate of Designation
Exhibit D - Notices

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of October 23, 2021, by and between SK ecoplant Co., Ltd. (the “Investor”), a company organized under the laws of the Republic of Korea (“Korea”), with its principal place of business at 32 Insa-dong 7-gil, Jongno-gu, Seoul 03149, Korea, and Bloom Energy Corporation (the “Company”), a Delaware corporation, with its principal place of business at 4353 North First Street, San Jose, CA 95134. Each of the Investor and the Company is referred to in this Agreement as a “party” and together as the “parties.”

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, (i) certain shares of Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “RCPS”) pursuant to an exemption from registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder and (ii) Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”), pursuant to an effective registration statement under the Securities Act (as defined below).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1. Definitions.

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates. For the purposes of this Agreement, in no event shall (x) the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates; (y) the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates; and (z) any joint venture entity or any other Person formed pursuant to the Joint Venture Agreement (as defined in the Investor Agreement) or the Preferred Distributor Agreement (as defined in the Investor Agreement) be deemed an Affiliate of either the Company or the Investor.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 4.21.

“Arbitration” shall have the meaning set forth in Section 14.2.

“Award” shall have the meaning set forth in Section 14.2.

“Business Day” shall mean a day on which commercial banking institutions in New York, New York and Seoul, Korea are open for business.

“Certificate of Designation” shall have the meaning set forth in Section 2.1.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity, and any member agency thereof acting in such capacity.

“CFIUS Clearance” means the parties shall have received (a) a written notice issued by CFIUS stating that CFIUS has concluded that the Transaction is not a “covered transaction” and not subject to review under applicable Law, (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Transaction, and has concluded all action under the DPA, (c) a written notice issued by CFIUS informing that it is not able to conclude action under the DPA with respect to the Transaction on the basis of the declaration and CFIUS has not requested that the Parties file a written joint voluntary notice of the Transaction, or (d) either (i) the President of the United States shall have determined not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the Transaction or (ii) the period allotted for presidential action under the DPA shall have passed without any determination by the President of the United States.

“CFIUS Cooperation Actions” shall mean each party to this Agreement shall promptly inform the other, unless prohibited by applicable Law, of any communication from CFIUS or its member agencies regarding any of the transactions contemplated by this Agreement in connection with any CFIUS filing. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law, each party shall (i) give each other reasonable advance notice of all meetings with CFIUS or its member agencies relating to the Transaction contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep such other Party reasonably apprised with respect to any oral communications with CFIUS regarding the transaction contemplated hereby, (iv) cooperate in the filing of any joint CFIUS notice and any presentations related thereto, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications with CFIUS, except for those that may include confidential business information or involve personal identifier information and (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from CFIUS, except for those excluded above. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

“CFIUS Filing Actions” shall mean the parties to this Agreement submit or cause to be submitted (i) as soon as possible after the date of this Agreement, a joint declaration and other appropriate documents to CFIUS within the meaning of 31 C.F.R. §800.402 to obtain a CFIUS Clearance, (ii) if required by CFIUS, a formal voluntary notice of the transaction to CFIUS within the meaning of 31 C.F.R. §800.402 to obtain a CFIUS Clearance, and (iii) as soon as possible (and in any event in accordance with pertinent regulatory requirements) any other submissions that are formally requested by CFIUS to be made, or which the parties mutually agree should be made, in each case in connection with this Agreement and the Transaction contemplated hereby.

“Class B common stock” shall have the meaning set forth in Section 4.2(a).

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company SEC Documents” shall have the meaning set forth in Section 4.25(a).

“Company SEC Filings” shall mean, with respect to the representations and warranties of the Company set forth in Section 4 (i) provided as of the date hereof and as of the First Closing, the Company SEC Documents filed prior to the date hereof and (ii) provided as of the date of the Second Closing, the Company SEC Documents filed prior to the date of the Second Tranche Exercise Notice.

“Company Securities” shall have the meaning set forth in Section 4.2(c).

“Competitor” shall mean a Person engaged, directly or indirectly (including through any Person, joint venture or similar arrangement (whether now existing or formed hereafter)), in the fuel cell or electrolyzer business; provided however, that in no event shall a Person be deemed to be “engaged” in a business solely because of a less than five (5%) percent passive investment in another Person without any right to nominate any member of the board of directors or similar governing body of such Person or any active participation in the business of such Person.

“Confidential Information” shall have the meaning set forth in Section 13.9.

“Conversion Shares” shall mean the Common Stock issuable upon conversion of the First Tranche Shares.

“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.

“Dispute” shall have the meaning set forth in Section 14.2.

“DOJ” shall have the meaning set forth in Section 13.3.

“DPA” means Section 721 of the U.S. Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Parts 800 and 801.

“Environmental Laws” shall have the meaning set forth in Section 4.16(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“First Closing” shall have the meaning set forth in Section 2.2(a).

”First Closing Date” shall have the meaning set forth in Section 2.2(a).

”First Closing Termination Date” shall have the meaning set forth in Section 12.1(b).

“First Tranche Aggregate Purchase Price” shall have the meaning set forth in Section 2.1.

“First Tranche Purchase Price” shall have the meaning set forth in Section 2.1.

“First Tranche Shares” shall have the meaning set forth in Section 2.1.

“FTC” shall have the meaning set forth in Section 13.3.

“Governmental Authority” shall mean any court, agency, authority, department or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Hazardous Materials” shall have the meaning set forth in Section 4.17.

“HSR Act” shall have the meaning set forth in Section 4.6.

“ICC Arbitration Rules” shall have the meaning set forth in Section 14.2.

“Intellectual Property” shall have the meaning set forth in Section 4.11.

“Investment Company Act” shall have the meaning set forth in Section 4.13.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Agreement” shall mean that certain Investor Agreement by and between the SPV and the Company, to be dated as of the First Closing Date, in substantially the form of Exhibit B attached hereto, as the same may be amended from time to time.

“IT Systems” shall have the meaning set forth in Section 4.24.

“Knowledge of the Company” means the actual knowledge of each of the executive officers of the Company, after such individual shall have made reasonable inquiries from such individual’s direct reports (or their successors, if applicable).

“Korea” shall have the meaning set forth in the Preamble. “LAS” shall have the meaning set forth in Section 4.6.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Lien” shall mean any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.

“Local Bank Reporting” shall mean the report required to be made by the Investor to its principal creditor bank on overseas direct investments in accordance with the Foreign Exchange Transactions Regulations of Korea.

“Material Adverse Effect” shall mean any change, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations or prospects of the Company and its Subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement.

“Maximum Second Tranche Share Amount” shall mean the lesser of (i) eleven million (11,000,000) shares of Common Stock plus the number of shares of Common Stock that the Investor must hold to become the largest shareholder of the Company by no less than one percent (1%) of the Company’s issued and outstanding capital stock as of the Second Closing Date and (ii) fifteen percent (15%) of the issued and outstanding capital stock of the Company as of the Second Closing Date.

“Modified Clause” shall have the meaning set forth in Section 14.8.

“NYSE” shall have the meaning set forth in Section 4.6.

“Organizational Documents” shall mean (i) the Restated Certificate of Incorporation of the Company dated as of July 27, 2018, as may be amended from time to time and (ii) the Amended and Restated Bylaws of the Company dated as of November 5, 2020, as may be amended from time to time.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Personal Data” shall have the meaning set forth in Section 4.24.

“Prospectus” shall mean the final prospectus filed for the Registration Statement.

“RCPS” shall have the meaning set forth in the Recitals.

“Registration Statement” shall mean the registration statement which will register the sale and resale of the Conversion Shares and the Second Tranche Shares issued to the Investor.

“Registered Shares” means the Second Tranche Shares and the Conversion Shares.

“Release” shall have the meaning set forth in Section 4.17.

“Representatives” shall mean, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, potential debt and equity financing sources (excluding any co-investors), and other representatives. For the avoidance of doubt, potential debt and equity financing sources are Representatives, whether or not the Investor contacts any one of them before or after the First Closing Date.

“Restricted SPV Investor” shall mean, at any relevant time, a Person who is engaged directly or indirectly in the fuel cell or electrolyzer business, provided however, that in no event shall a Person be deemed to be “engaged” in a business solely because of a less than five (5%) percent passive investment in another Person without any right to nominate any member of the board of directors or similar governing body of such Person or any active participation in the business of such Person.

“Sanctioned Country” shall have the meaning set forth in Section 4.22.

“Sanctions” shall have the meaning set forth in Section 4.22.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.27.

“Second Closing” shall have the meaning set forth in Section 3.2(a).

”Second Closing Date” shall have the meaning set forth in Section 3.2(a).

”Second Closing Termination Date” shall have the meaning set forth in Section 12.2(b).

“Second Tranche Aggregate Purchase Price” shall have the meaning set forth in Section 3.1.

“Second Tranche Exercise Notice” shall have the meaning set forth in Section 3.1.

“Second Tranche Purchase Price” shall have the meaning set forth in Section 3.1.

“Second Tranche Share Amount” shall have the meaning set forth in Section 3.1.

“Second Tranche Shares” shall have the meaning set forth in Section 3.1.

“Securities” shall mean the First Tranche Shares, the Conversion Shares and the Second Tranche Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPV” shall mean a special purpose vehicle formed by the Investor to consummate the transactions contemplated by this Agreement and the Investor Agreement.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Trading Day” shall mean a day on which the relevant Trading Market is open for trading.

“Trading Market” shall mean any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the NYSE (or any successors to any of the foregoing).

“Transaction” shall mean the issuance and sale of the Securities by the Company, and the purchase of the Securities by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement, the Investor Agreement, the Commercial Cooperation Agreement (as defined in the Investor Agreement), and the agreements pursuant to which each of the Joint Venture Agreement (as defined in the Investor Agreement), the Preferred Distributor Agreement (as defined in the Investor Agreement) are revised.

“Tribunal” shall have the meaning set forth in Section 14.2.

“Volume-Weighted Average Closing Price” shall mean, for any period of Trading Days, the volume- weighted (based on the number of shares of Common Stock traded on each day that the closing price is used for this calculation) average of the closing sale price per share of the Common Stock on the relevant Trading Market during such period, as reported by Bloomberg.

2. Purchase and Sale of RCPS.

2.1 First Tranche Purchase Price and First Tranche Shares. Subject to the terms and conditions of this Agreement, at the First Closing, the Company shall issue and sell to the Investor, free and clear of all Liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, 10,000,000 shares of RCPS (the “First Tranche Shares”), at a purchase price of US $25.50 per share (the “First Tranche Purchase Price”) having the terms and conditions set forth on Exhibit C attached hereto (the “Certificate of Designation”), for an aggregate purchase price of US $255,000,000 (the “First Tranche Aggregate Purchase Price”); provided, that, in the event of any stock dividend, stock split, combination of shares or other similar change in the capital structure of the Company after the date hereof and on or prior to the First Closing which affects or relates to the RCPS or the Conversion Shares, the number of First Tranche Shares shall be adjusted proportionately.

2.2 First Closing Date; Deliveries.

(a) First Closing Date. Subject to the satisfaction or waiver of all the conditions to the First Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the First Tranche Shares hereunder (the “First Closing”) shall be held virtually by telephonic meeting on the later of (i) November 30, 2021 and (ii) the date that is five (5) days after the satisfaction of the conditions to First Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the First Closing), at 7:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at such other time, date and location as the parties may agree. The date the First Closing occurs is hereinafter referred to as the “First Closing Date.”

(b) Deliveries by the Company. At the First Closing, subject to the terms and conditions hereof, the Company shall instruct its transfer agent to deliver to the Investor the Shares via book-entry to the applicable account registered in the name of the Investor. The Company shall also deliver at the First Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to First Closing set forth in Section 6 of this Agreement have been fulfilled; (iii) a duly executed Investor Agreement; (iv) a copy of the executed Certificate of Designation, as filed with the Secretary of State of the State of Delaware and in effect at the First Closing; (v) the Prospectus (which may be delivered in accordance with Rule 172 under the Securities Act); and (vi) a certificate of the secretary of the Company dated as of the First Closing Date certifying (A) that attached thereto are true and complete copies of the Organizational Documents in effect on the First Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the First Closing Date; and (C) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement on behalf of the Company.

(c) Deliveries by the Investor. At the First Closing, the Investor shall deliver, or cause to be delivered, to the Company the First Tranche Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Investor in writing of the wiring instructions for such account not less than ten (10) Business Days before the First Closing Date. The Investor shall also deliver, or cause to be delivered, at the First Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Company and duly executed by an authorized executive officer or a director of the Investor certifying that the conditions to First Closing set forth in Section 7 of this Agreement have been fulfilled; (iii) a duly executed Investor Agreement by the Investor; and (iv) a certificate of the director or officer of the Investor dated as of the First Closing Date certifying as to the incumbency and specimen signature of any officer or director executing a Transaction Agreement on behalf of the Investor.

3. Purchase and Sale of Common Stock.

3.1 Second Tranche Purchase Price and Second Tranche Share Amount. On or prior to November 30, 2023, the Investor shall have the right (but not the obligation) to purchase a number of shares of Common Stock no greater than the Maximum Second Tranche Share Amount (the “Second Tranche Shares”) at the Second Tranche Purchase Price. At any time on or prior to August 15, 2023, if the Investor provides a written notice to the Company notifying it of Investor’s intent to purchase the Second Tranche Shares, within three (3) days from the date of such notice, the Company shall provide to the Investor a written response (the “Second Tranche Notice”) setting forth (i) the number of total issued and outstanding shares of capital stock of the Company and (ii) the name and the number of total issued and outstanding shares of capital stock of the Company held by the largest shareholder of the Company, in each case, as of the most practicable latest date. By no later than August 31, 2023, the Investor may elect to provide to the Company a written notice (the “Second Tranche Exercise Notice”) setting forth (a) the number of Second Tranche Shares elected to be purchased by the Investor (the “Second Tranche Share Amount”) and (b) the Second Tranche Purchase Price. “Second Tranche Purchase Price” shall mean the higher of (i) US$23 and (ii) one hundred and fifteen percent (115%) of the Volume-Weighted Average Closing Price of the twenty (20) consecutive Trading Day period immediately preceding the Second Tranche Exercise Notice. “Second Tranche Aggregate Purchase Price” shall mean an amount equal to the Second Tranche Purchase Price multiplied by the Second Tranche Share Amount. If the Investor so elects to purchase the Second Tranche Shares, subject to the terms and conditions of this Agreement, at the Second Closing, the Company shall issue and sell to the Investor, free and clear of all Liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, the Second Tranche Shares for the Second Tranche Aggregate Purchase Price. In the event of any stock dividend, stock split, combination of shares or other similar change in the capital structure of the Company after the date hereof and on or prior to the Second Closing which affects or relates to the Common Stock, the Second Tranche Share Amount shall be adjusted proportionately.

3.2 Second Closing Date; Deliveries.

(a) Second Closing Date. Subject to the satisfaction or waiver of all the conditions to the Second Closing set forth in Sections 9, 10 and 11 hereof, the closing of the purchase and sale of the Second Tranche Shares hereunder (the “Second Closing”) shall be held virtually by telephonic meeting on the 5th Business Day after the satisfaction of the conditions to Second Closing set forth in Sections 9, 10 and 11 (other than those conditions that by their nature are to be satisfied at the Second Closing), at 7:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at such other time, date and location as the parties may agree. The date the Second Closing occurs is hereinafter referred to as the “Second Closing Date.”

(b) Deliveries by the Company. At the Second Closing, subject to the terms and conditions hereof, the Company shall instruct its transfer agent to deliver to the Investor the Second Tranche Shares via book-entry to the applicable account registered in the name of the Investor. The Company shall also deliver at the Second Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Second Closing set forth in Section 9 of this Agreement have been fulfilled; (iii) the Prospectus (which may be delivered in accordance with Rule 172 under the Securities Act); and (iv) a certificate of the secretary of the Company dated as of the Second Closing Date certifying (A) that attached thereto are true and complete copies of the Organizational Documents in effect on the Second Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby, including the issuance of the Second Tranche Shares to the Investor, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Second Closing Date; and (C) that attached thereto sets forth a true and correct capitalization of the Company immediately after the Second Closing.

(c) Deliveries by the Investor. At the Second Closing, the Investor shall deliver, or cause to be delivered, to the Company the Second Tranche Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Investor in writing of the wiring instructions for such account not less than three (3) Business Days before the Second Closing Date. The Investor shall also deliver, or cause to be delivered, at the Second Closing: (i) a duly executed Cross Receipt; and (ii) a certificate in form and substance reasonably satisfactory to the Company and duly executed by an authorized executive officer or a director of the Investor certifying that the conditions to Second Closing set forth in Section 10 of this Agreement have been fulfilled.

4. Representations and Warranties of the Company. The Company hereby represents and warrants the following to the Investor as of the date hereof, as of the First Closing Date and as of the Second Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

4.1 Organization, Good Standing and Qualification. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses as now conducted and as proposed to be conducted in the Company SEC Filings, except where the failure to be so qualified or in good standing or have such power or authority would not reasonably be likely to have a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association, or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed as Company SEC Filings, except for those subsidiaries omitted from Exhibit 21.1 because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary within the meaning of Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

4.2 Capitalization and Voting Rights.

(a) The authorized capital of the Company as of September 30, 2021 consists of: (i) 600,000,000 shares of Common Stock of which, (1) 147,320,041 shares are issued and outstanding, (2) 24,435,235 shares are reserved for issuance pursuant to the Company’s equity incentive plans, (3) 4,125,345 shares of Common Stock are issuable upon the exercise of stock options outstanding, (4) 8,268,290 shares of Common Stock are issuable upon the vesting of restricted stock units and performance stock units (at target), (5) 12,940 shares of Common Stock are issuable upon the exercise of a warrant, and (6) 14,186,584 shares of Common Stock are issuable upon conversion of the 2.50% Green Convertible Senior Notes due August 2025 at an initial conversion rate of 61.6808 shares per $1,000 principal amount of such notes, (ii) 600,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”) of which, (1) 27,758,020 shares are issued and outstanding, and (2) 7,658,203 shares of Class B common stock are issuable upon the exercise of stock options outstanding, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which none have been issued and are outstanding. All of the issued and outstanding shares of Common Stock and Class B common stock (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable, and (C) were issued in compliance with all applicable federal and state securities Laws. None of the issued and outstanding shares of Common Stock and Class B common stock were issued in violation of any preemptive rights arising under the Delaware General Corporation Law or the Organizational Documents.

(b) All of the authorized shares of Common Stock are entitled to one (1) vote per share. All of the authorized shares of Class B common stock are entitled to ten (10) votes per share. No authorized share of RCPS is entitled to vote.

(c) Except as described or referred to in Section 4.2(a) above, as provided in the Investor Agreement or as set forth in the Company SEC Filings, there are: (i) no outstanding shares of capital stock of, or other equity interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity interests in, the Company, and (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity interests in, the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Securities”), other than any new grants of equity awards pursuant to the Company’s existing stock option plans or other employee compensation plans in the ordinary course of business or issuances of Common Stock as matching contributions under the Company’s 401(k) plan.

(d) Except as provided in the Investor Agreement, as set forth in the Company SEC Filings or the Organizational Documents, the Company is not a party to any stockholders’ agreement, voting agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities or the giving of written consents by a stockholder or director of the Company.

4.3 Authorization.

(a) All requisite corporate action on the part of the Company and its directors required by applicable Law for the authorization, execution and delivery by the Company of the Transaction Agreements and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Securities, has been taken.

(b) As of the date hereof, the Transaction Agreements (other than the Investor Agreement) have been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties hereto, is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy). As of the First Closing Date, the Investor Agreement shall be duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties thereto, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

4.4 No Defaults. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 No Conflicts. The execution, delivery and performance by the Company of each Transaction Agreement, the issuance and sale of the Securities by the Company and the consummation by the Company of the transactions contemplated by the Transaction Agreements will not (i) conflict or contravene with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) result in any violation of or contravention with the provisions of the charter or bylaws or similar organizational documents of the Company or any of its Subsidiaries or (iii) result in the violation of or contravention with any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, contravention, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 No Governmental Authority or Third Party Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each Transaction Agreement, the issuance and sale of the Securities by the Company and the consummation by the Company of the transactions contemplated by the Transaction Agreements, except such (i) those that have been granted or made, as the case may be, that are in full force and effect, (ii) as may be required under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions or other non-U.S. laws applicable to the purchase of the Securities outside the U.S. in connection with the transactions contemplated by the Transaction Agreements, (iii) as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and under any foreign legal requirement relating to competition and foreign direct investment Laws, and (iv) with respect to the Securities, the filing with The New York Stock Exchange (“NYSE”) of, and the absence of unresolved issues with respect to, a Notification Form: Listing of Additional Shares (the “LAS”).

4.7 Valid Issuance of Securities. When issued, sold and delivered at the First Closing or the Second Closing, as applicable, in accordance with the terms hereof for the First Tranche Aggregate Purchase Price or the Second Tranche Purchase Price, as applicable, the First Tranche Shares or the Second Tranche Shares, as applicable, shall be duly authorized, validly issued, fully paid and nonassessable, free from any Liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws. The Conversion Shares, when issued in accordance with the terms hereof and the Organizational Documents, will be validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement, including the maximum number of Conversion Shares issuable upon the conversion of the First Tranche Shares. At the time the Registration Statement and any amendments thereto became effective and at the First Closing Date and the Second Closing Date, the Registration Statement and any amendments thereto or supplements thereto will conform in all material respects to the requirements of the Securities Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, including without limitation, the prospectus supplement, at the time the Prospectus or any amendment or supplement thereto when issued in connection with the issuance of the Conversion Shares and at the Second Closing Date, will conform in all material respects to the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company at the time of the filing of the Registration Statement will be eligible to use Form S-3. The Company will be eligible to use Form S-3 under the Securities Act and it meets the transaction requirements of General Instruction I.B.1 of Form S-3.

4.8 Litigation. Except as described in the Company SEC Filings, (i) there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; to the Knowledge of the Company, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others; and (ii) there are no current or pending legal, governmental or regulatory actions, suits or proceedings would restrain, enjoin, prevent or interfere with the consummation of any of the transactions contemplated by the Transaction Agreements.

4.9 Licenses and Other Rights; Compliance with Laws. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Filings, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Company SEC Filings, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

4.10 Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its Subsidiaries taken as a whole, in each case, free and clear of all Liens (i) except as disclosed in the Company SEC Filings, and (ii) except those that do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.

4.11 Intellectual Property. The Company and its Subsidiaries own or possess adequate rights to use all inventions, patents, trademarks, service marks, trade names, domain names, copyrights, licenses, technology, know-how, trade secrets and other intellectual property and proprietary rights or confidential information, systems or procedures (including all goodwill associated with, and all registrations and applications for registration of, the foregoing) (collectively, “Intellectual Property”) necessary for or material to the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses has not and does not infringe, misappropriate or otherwise violate any Intellectual Property of others. There is no pending or, to the Knowledge of the Company, threatened action, suit, proceeding or claim and neither the Company nor any of its subsidiaries has received any written communication (a) challenging the Company’s rights in or to, or alleging the violation of any of the terms of, any Intellectual Property owned by or exclusively or co-exclusively licensed to the Company or any of its Subsidiaries; (b) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party; or (c) challenging the validity, scope or enforceability of any Intellectual Property owned by or exclusively or co-exclusively licensed to the Company or any of its Subsidiaries; except, in the case of each of (a) through (c) above, where the outcome of which would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. To the Knowledge of the Company, all such Intellectual Property owned by or exclusively or co-exclusively licensed to the Company or its Subsidiaries is valid and enforceable. The Company and/or its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of Intellectual Property owned by or exclusively or co-exclusively licensed to the Company or its Subsidiaries, except where failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Intellectual Property owned by the Company or any of its Subsidiaries was developed, in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under contract with or using the resources of any Governmental Authority, academic institution or other entity that would subject such Intellectual Property to the rights of any Governmental Authority, academic institution or other entity, or (iii) under any grants or other funding arrangements with third parties.

4.12 No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Securities Act to be described in a registration statement on Form S-1 or S-3.

4.13 Investment Company Act. The Company is not and, after giving effect to the offer, sale and issuance of the Securities and the application of the proceeds thereof received by the Company in conformity with the terms of this Agreement, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

4.14 Taxes. The Company and its Subsidiaries have paid all federal, state, local and foreign taxes, except for any tax that is being contested in good faith and for which an adequate reserve or accrual has been established in accordance with GAAP, and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Company SEC Filings, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets, except where the failure to pay or file, or when such deficiency, would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.15 No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is contemplated or threatened, and to the Knowledge of the Company, there is no existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect.

4.16 Compliance with and Liability under Environmental Laws.

(a) The Company and its Subsidiaries (i) are, and at all prior times were, except as disclosed in the Company SEC Filings, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, release or threat of release of hazardous materials (collectively, “Environmental Laws”), (ii) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (iii) have not received written notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any release or threat of release of hazardous materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (iv) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (v) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law.

(b) There are no costs or liabilities associated with Environmental Laws of or relating to the Company or its Subsidiaries, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as described in the Company SEC Filings, (i) there are no proceedings that are pending, or that are known by the Company to be contemplated, against the Company or any of its Subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed against the Company or any of its subsidiaries, (ii) the Company and its Subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its Subsidiaries, and (iii) none of the Company and its Subsidiaries anticipates making capital expenditures relating to any Environmental Laws that are material to the Company and its Subsidiaries taken as a whole.

4.17 Hazardous Materials. Except for specific matters that are accurately described in the Company SEC Filings, there has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by the Company or any of its Subsidiaries (or, to the Knowledge of the Company and its Subsidiaries, any other entity (including any predecessor) for whose acts or omissions the Company or any of its Subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into, from or through any building or structure.

4.18 eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Company SEC Filings has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

4.19 Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are prudent and customary in the respective businesses in which the Company and its Subsidiaries are engaged, including, but without limitation, directors and officers insurance coverage at least equal to the aggregate amount of $10,000,000; and neither the Company nor any of its Subsidiaries has (i) received written notice from any insurer or agent of such insurer that material capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business in all material respects. The Company intends to review its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue the respective businesses of the Company and its Subsidiaries.

4.20 No Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor any director or officer or controlled Affiliate or, to the Knowledge of the Company, any non-controlled Affiliate or employee of the Company or any of its Subsidiaries nor, to the Knowledge of the Company or any of its Subsidiaries, any agent or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government- owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti- corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company, its subsidiaries and its controlled Affiliates have conducted their businesses in compliance with applicable anti- corruption laws and have instituted, maintained and enforced, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws. Neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

4.21 Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.22 No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, directors, officers or employees, nor, to the Knowledge of the Company or any of its Subsidiaries, any agent, Affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries is, or is owned or controlled by one or more persons that is, (x) currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Swiss Secretariat of Economic Affairs, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or other relevant sanctions authority (collectively, “Sanctions”), or (y) located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

4.23 No Restrictions on Subsidiaries. Except as described in the Company SEC Filings, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

4.24 Cybersecurity; Data Protection. The Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages, interruptions, or unauthorized uses of or accesses to the Company’s or its subsidiaries’ IT Systems or any Personal Data held by the Company or any of its Subsidiaries in the last six (6) years except for those that have been remediated without material cost or liability. The Company and its Subsidiaries are presently in material compliance with all applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification. Neither the Company nor any of its subsidiaries has received any notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that the Company or any of its Subsidiaries has not complied in any respect with any applicable Laws, statutes, rules or regulations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data.

4.25 Company SEC Documents; Financial Statements; NYSE.

(a) The Company is subject to, and is in full compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act. Since January 1, 2020, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”).

(b) The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included (or incorporated by reference) in its Annual Report on Form 10-K filed as Company SEC Filings comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Filings or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Filings, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) As of the date of this Agreement, the Common Stock is listed on NYSE, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NYSE. As of the date of this Agreement, the Company has not received any notification that, and has no knowledge that, the SEC or NYSE is contemplating terminating such listing or registration.

4.26 Absence of Certain Changes. With respect to the First Closing, since the date of the most recent financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 6, 2021, and with respect to the Second Closing, since the date of the most recent financial statements of the Company included in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, for the quarter or year, as applicable, immediately preceding the Second Tranche Exercise Notice: (i) there has not been any change in the capital stock (other than the issuance of shares of Common Stock or Class B common stock upon exercise of stock options and warrants or the settlement of restricted stock units described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Company SEC Filings, the short-term debt or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Company SEC Filings.

4.27 Internal Controls; Disclosure Controls and Procedures. The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that has been designed to comply with the requirements of the Exchange Act and to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and are in compliance with such disclosure controls and procedures in all material respects. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC during the past twelve (12) months.

4.28 Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or, to the Knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act, including Section 402 related to loans.

4.29 Accounting Controls. The Company and its Subsidiaries, taken as a whole, maintain a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed to comply with the requirements of the Exchange Act and that has been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Company SEC Filings, there are no material weaknesses in the Company’s internal controls over financial reporting. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.30 Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

4.31 Critical Technologies; TID U.S. Business. The Company does not produce, design, test, manufacture, fabricate, or develop any “critical technologies” as that term is defined in 31 C.F.R. §800.215, nor is it otherwise a “TID U.S. business” as that term is defined in 31 C.F.R. §800.248.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants the following to the Company as of the date hereof, as of the First Closing Date and as of the Second Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

5.1 Organization; Good Standing. The Investor is a company duly organized, validly existing and in good standing under the laws of Korea. The SPV, when formed, will be a duly organized entity, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Investor and the SPV, when formed, has or will have all requisite power and authority to enter into the Transaction Agreements, to purchase the Securities and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2 Authorization. All requisite corporate or other action on the part of the Investor and the SPV, when formed, and their respective members, principals, partners, directors, officers and stockholders required by applicable Law for the authorization, execution and delivery by the Investor and the SPV, when formed, of the Transaction Agreements to which they are a party and the performance of all of their obligations under the Transaction Agreements to which they are a party, including the subscription for and purchase of the Securities by the Investor and the SPV, when formed, has or will have been taken as of the First Closing Date and the Second Closing Date, as applicable. This Agreement has been duly authorized, executed and delivered by the Investor and will be duly authorized, executed and delivered by the SPV, when formed, and, assuming due authorization, execution and delivery thereof by the other parties hereto, is and will be a valid and legally binding obligation of the Investor and the SPV, when formed, enforceable against the Investor and the SPV, when formed, in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy). The Investor Agreement has been duly authorized by the Investor and will be by the SPV, when formed, and, assuming due authorization, execution and delivery thereof by the other parties thereto, upon the execution and delivery of the Investor Agreement by the Investor, will constitute valid and legally binding obligations of the Investor and by the SPV, when formed, as the case may be, enforceable against the Investor and the SPV, when formed, in accordance with their terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3 No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions hereof and thereof by the Investor and the SPV, when formed, to which they are a party do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor, the SPV, when formed, or any of their respective assets, are bound, or (c) violate or conflict with any of the provisions of the organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents) of the Investor and the SPV, when formed, except as would not impair or adversely affect the ability of the Investor and the SPV to consummate the transactions contemplated by, and perform their obligations under, this Agreement and the Investor Agreement to which they are a party.

5.4 No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Frist Tranche Shares and the Second Tranche Shares, except for the Local Bank Reporting, and as may be required pursuant to the HSR Act and under any foreign legal requirement relating to competition and foreign direct investment Laws.

5.5 Purchase Entirely for Own Account. The Securities shall be acquired for investment for the Investor’s or SPV’s, own account, as applicable, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention, and the SPV, when formed, will not have any intention, of selling, granting any participation or otherwise distributing the Securities. The Investor does not have and the SPV, when formed, will not have as of the First Closing Date and the Second Closing Date, as applicable, any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Securities.

5.6 Disclosure of Information. The Investor has had the opportunity to review the Company SEC Filings and has received or has had full access to all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Securities hereunder. The Investor has not relied on any statements or other information provided by Centerview Partners LLC, as financial advisor, concerning the Company or the Securities or the offer and sale of Securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Securities sufficient to enable it to evaluate its investment. The Investor can bear the economic and tax risk of (x) an investment in the Securities and (y) a total loss in respect of such investment.

5.7 Investment Experience and Accredited Investor Status. The Investor is an institutional “accredited investor” (as defined in Rule 501 under the Securities Act). The Investor has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the investment in the Securities and of making an informed investment decision. The Investor is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment.

5.8 Acquiring Person. As of the date of this Agreement and immediately prior to the First Closing, neither the Investor nor any of its Affiliates, beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership and without regard to the Investor’s rights under this Agreement), Common Stock or any other securities of the Company.

5.9 Financial Assurances. The Investor will, as of the First Closing Date, have access to cash in an amount sufficient to pay to the Company the First Tranche Aggregate Purchase Price. The Investor will cause the SPV to have, and the SPV will have, as of the Second Closing Date, access to cash in an amount sufficient to pay to the Company the Second Tranche Aggregate Purchase Price.

6. Investor’s Conditions to First Closing. The Investor’s obligation to purchase the First Tranche Shares at the First Closing is subject to the fulfillment as of the First Closing of the following conditions (unless waived in writing by the Investor):

6.1 Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date as though made on and as of such dates, except to the extent such representations and warranties (i) are already qualified by materiality, Material Adverse Effect or words of similar import, in which case such representations and warranties shall be true and correct as of such dates in all respects or (ii) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

6.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the First Closing Date shall have been performed or complied with in all material respects.

6.3 Investor Agreement. The Company shall have duly executed and delivered to the Investor, pursuant to Section 2.2(c) of this Agreement, the Investor Agreement, and (subject to execution by the Investor) such agreement shall be in full force and effect.

6.4 Registration Statement. The Registration Statement shall be effective and available for the issuance and sale of the Registered Shares hereunder and the Company shall have delivered to the Investor the Prospectus as required thereunder.

6.5 Other Deliverables. The Investor shall have received all items required to be delivered to the Investor pursuant to Section 2.2(b) of this Agreement (other than the Investor Agreement) at or prior to the First Closing.

6.6 No Material Adverse Effect. From and after the date of this Agreement until the First Closing Date, there shall have occurred no event that has caused or would reasonably be expected to cause a Material Adverse Effect.

6.7 Local Bank Reporting. The Local Bank Reporting shall have been completed by the Investor on or prior to the First Closing and be effective as of the First Closing Date.

7. Company’s Conditions to First Closing. The Company’s obligation to issue and sell the First Tranche Shares at the First Closing is subject to the fulfillment as of the First Closing of the following conditions (unless waived in writing by the Company):

7.1 Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the First Closing Date as though made on and as of such dates, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the First Closing Date shall have been performed or complied with in all material respects.

7.3 Investor Agreement. The Investor shall have delivered to the Company the Investor Agreement, duly executed by the Investor, pursuant to Section 2.2(c) of this Agreement, and (subject to execution by the Company) such agreement shall be in full force and effect.

7.4 Other Deliverables. The Company shall have received all items required to be delivered to the Company pursuant to Section 2.2(c) of this Agreement (other than the Investor Agreement) at or prior to the First Closing.

8. Mutual Conditions to First Closing. The obligations of the Investor and the Company to consummate the First Closing are subject to the fulfillment as of the First Closing Date of the following conditions:

8.1 CFIUS Matters. The parties shall have received the CFIUS Clearance or shall have otherwise determined to each of their reasonable satisfaction that CFIUS Clearance is not required under applicable Law.

8.2 No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Transaction Agreements.

8.3 Market Listing. The Registered Shares shall have been approved for listing on NYSE, subject to official notice of issuance.

8.4 Antitrust/Foreign Direct Investment. Any filings required under any foreign legal requirement relating to competition or foreign direct investment Laws, as applicable, in connection with this Agreement, shall have been made, and the applicable waiting periods and any extensions thereof obtained by request or other action of any Governmental Authority, shall have expired or been terminated, or consent, approval or clearance obtained prior to the First Closing Date, and no Party shall have received any written notice from any Governmental Authority that any investigation with respect to the transactions contemplated by the Transaction Agreements remains open and ongoing.

9. Investor’s Conditions to Second Closing. The Investor’s obligation to purchase the Second Tranche Shares at the Second Closing is subject to the fulfillment as of the Second Closing of the following conditions (unless waived in writing by the Investor):

9.1 Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date as though made on and as of such dates, except to the extent such representations and warranties (i) are already qualified by materiality, Material Adverse Effect or words of similar import, in which case such representations and warranties shall be true and correct as of such dates in all respects or (ii) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

9.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Second Closing Date shall have been performed or complied with in all material respects.

9.3 Registration Statement. The Registration Statement shall be effective and available for the issuance and sale of the Registered Shares hereunder and the Company shall have delivered to the Investor the Prospectus and the prospectus supplement as required thereunder.

9.4 Other Deliverables. The Investor shall have received all items required to be delivered to the Investor pursuant to Section 3.2(b) of this Agreement at or prior to the Second Closing.

9.5 No Material Adverse Effect. From and after the date of this Agreement until the Second Closing Date, there shall have occurred no event that has caused or would reasonably be expected to cause a Material Adverse Effect.

9.6 Local Bank Reporting. The Local Bank Reporting shall have been completed by the Investor on or prior to the Second Closing and be effective as of the Second Closing Date.

10. Company’s Conditions to Second Closing. The Company’s obligation to issue and sell the Second Tranche Shares at the Second Closing is subject to the fulfillment as of the Second Closing of the following conditions (unless waived in writing by the Company):

10.1 Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the Second Closing Date as though made on and as of such dates, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

10.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Second Closing Date shall have been performed or complied with in all material respects.

10.3 Other Deliverables. The Company shall have received all items required to be delivered to the Company pursuant to Section 3.2(c) of this Agreement (other than the Investor Agreement) at or prior to the Second Closing.

11. Mutual Conditions to Second Closing. The obligations of the Investor and the Company to consummate the Second Closing are subject to the fulfillment as of the Second Closing Date of the following conditions:

11.1 HSR Act; Antitrust. The filings required under the HSR Act and any filings required under any foreign legal requirement relating to competition or foreign direct investment Laws, and any extensions thereof obtained by request or other action of the FTC (as defined below) and/or the Antitrust Division of the DOJ (as defined below) or other foreign Governmental Authority, as applicable, in connection with this Agreement, shall have been made, and the applicable required waiting period thereby shall have expired or been terminated, or consent, approval or clearance shall have been obtained, prior to the Second Closing Date, and no Party shall have received any written notice from the DOJ, the FTC or any other Governmental Authority that any investigation with respect to the transactions contemplated by the Transaction Agreements remains open and ongoing.

11.2 No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Transaction Agreements.

11.3 Market Listing. The Second Tranche Shares shall have been approved for listing on NYSE, subject to official notice of issuance.

12. Termination.

12.1 Ability to Terminate Prior to the First Closing. This Agreement may be terminated at any time prior to the First Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other no earlier than three (3) Business Days after December 31, 2021 (the “First Closing Termination Date”), if the purchase of the Frist Tranche Shares pursuant to this Agreement shall not have been consummated by the First Closing Termination Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the First Closing Termination Date; and provided further, that if on the First Closing Termination Date all of the conditions to First Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing, which conditions shall be capable of being satisfied at such time), other than the conditions set forth in Section 8.1 and Section 8.4 then the First Closing Termination Date shall automatically be extended until March 31, 2022;

(c) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the First Closing set forth in Section 8 shall have become incapable of fulfillment by the First Closing Termination Date and shall not have been waived in writing by the other party; provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the First Closing Termination Date;

(d) the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1 or 6.2, as applicable, could not be satisfied by the First Closing Termination Date, (i) upon a breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2 or 7.3, as applicable, could not be satisfied by the First Closing Termination Date; or

(e) the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1 or 7.2, as applicable, could not be satisfied by the First Closing Termination Date, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2 , 6.3, 6.4, 6.5 or 6.6, as applicable, could not be satisfied by the First Closing Termination Date.

12.2 Ability to Terminate Prior to the Second Closing. This Agreement may be terminated at any time prior to the Second Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other, if the purchase of the Second Tranche Shares pursuant to this Agreement shall not have been consummated by December 31, 2023 (the “Second Closing Termination Date”);

(c) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Second Closing set forth in Section 11 shall have become incapable of fulfillment by the Second Closing Termination Date and shall not have been waived in writing by the other party; provided, however, that the right to terminate this Agreement under this Section 12.2(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Second Closing Termination Date;

(d) the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 9.1 or 9.2, as applicable, could not be satisfied by the Second Closing Termination Date, (i) upon a breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 10.1, or 10.2, as applicable, could not be satisfied by the Second Closing Termination Date; or

(e) the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 10.1 or 10.2, as applicable, could not be satisfied by the Second Closing Termination Date, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 9.1, 9.2, 9.3, 9.4, or 9.5, as applicable, could not be satisfied by the Second Closing Termination Date.

12.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 or Section 12.2, as applicable, (a) this Agreement (except for this Section 12.3 and Section 14 hereof, and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 12.3 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

13. Additional Covenants and Agreements.

13.1 Investor Designee. Within ten (10) days after requested by the Company, the Investor shall provide the Company with the name, relevant background information and other information relating to the proposed Investor Designee (as defined in the Investor Agreement) as the Company may request.

13.2 Market Listing. From the date hereof through the Second Closing Date, Company shall use all reasonable best efforts to (a) maintain the listing and trading of the Common Stock on NYSE and (b) effect the listing of the Registered Shares on NYSE.

13.3 Notification under the HSR Act and other Competition and Foreign Direct Investment Laws. Each party hereto shall use its reasonable best efforts to determine within thirty (30) days following the date of this Agreement whether any authorizations, consents, non-objections, orders and approvals of any Governmental Entities or Public Officials under any foreign legal requirement relating to competition or foreign direct investment Laws, other than a filing under the HSR Act, are necessary or advisable in connection with the consummation of the First Closing and the Second Closing. The parties shall, as soon as practicable, and, in any event, no later than forty- five (45) days prior to the conversion of the First Tranche Shares into the Common Stock in accordance with the Certificate of Designation, file or cause to be filed with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) any notifications as may be required pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Agreements, and as soon practicable after the date of this Agreement, file or cause to be filed with any other Governmental Authority any notifications required to be filed under any foreign legal requirement relating to competition or foreign direct investment Laws. In addition, the parties shall, within ten (10) days after the delivery of the Second Tranche Exercise Notice, file or cause to be filed with the FTC and the DOJ any additional notifications as may be required pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Agreements, and as soon as practicable following the delivery of the Second Tranche Exercise Notice, file or cause to be filed with any other Governmental Authority any additional notifications required to be filed under any other antitrust or competition laws. The Investor and the Company will be responsible for equally sharing all filing fees associated with any notifications required to be filed under the HSR Act. The parties shall use commercially reasonable efforts to promptly obtain clearances under the HSR Act for the consummation of the transactions contemplated by the Transaction Agreements, including by requesting early termination of the HSR waiting period. The parties each agree not to take any action that will have the effect of delaying, impairing, or impeding, the early termination or expiration of the applicable waiting period under the HSR Act for the transactions contemplated by the Transaction Agreements. The parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the expiration or termination of the applicable HSR Act waiting period at the earliest practicable date. Such commercially reasonable efforts and cooperation include, but are not limited to, each party undertaking (a) to promptly inform the other party of any material written or oral communication received from the DOJ, the FTC or any other Governmental Authority; (b) to respond as promptly as reasonably practicable to any request from the DOJ, the FTC or any other Governmental Authority for information, documents or other materials in connection with a review or investigation of the transactions contemplated by the Transaction Agreements; (c) to provide to the other party, and permit the other party to review and comment in advance of submission, all proposed correspondence, filings, and written communications to the DOJ, the FTC or any other Governmental Authority with respect to the transactions contemplated by the Transaction Agreements (other than the notifications required to be filed under the HSR Act); and (d) not to participate in any substantive meeting or discussion with the DOJ, the FTC or any other Governmental Authority in respect of an investigation or inquiry concerning the transactions contemplated by the Transaction Agreements unless it consults with the other party in advance and, except as prohibited by applicable Law or the DOJ, the FTC or any other Governmental Authority, gives the other party the opportunity to attend and participate therein; provided, however, that materials provided pursuant to this Section 13.3 may be redacted (x) to remove references concerning the valuation, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. The parties will consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to the DOJ, the FTC or any other Governmental Authority, except as may be prohibited by or restricted by law. Notwithstanding anything to the contrary, nothing in this Section 13.3 or elsewhere in this Agreement, shall require the Investor or the Company, or any of their respective Affiliates to (or agree or commit to) (i) sell, divest or otherwise dispose of, convey, license, hold separate, or otherwise restrict or limit freedom of action with respect to, any assets, business, products, rights, licenses, investments, or assets, or interests therein, or (ii) defend any legal proceeding or investigation that is commenced or threatened to be commenced under the antitrust or competition laws or otherwise by the DOJ, the FTC or any other Governmental Authority or Person that challenges or questions the validity or legality of the transactions contemplated by the Transaction Agreements or seeks damages in connection therewith or if any Order (whether temporary, preliminary or permanent) is entered, enforced or attempted to be entered or enforced by the DOJ, the FTC or any other Governmental Authority or Person that would make consummation of the transactions contemplated by the Transaction Agreements illegal or otherwise delay or prohibit the consummation of the transactions contemplated by the Transaction Agreements, or take any and all actions to contest and defend against any such legal proceeding or investigation to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any Order (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the transactions contemplated by the Transaction Agreements unless and until a nonappealable final Order is issued or otherwise results.

13.4 CFIUS Filing. The parties shall use commercially reasonable efforts to (i) take the CFIUS Filing Actions and the CFIUS Cooperation Actions, (ii) obtain the CFIUS Clearance as promptly as practicable, (iii) comply at the earliest practicable date with any request for information or documentary material received by the Investor or any of its Affiliates from any governmental, regulatory or stock exchange authority, and (iv) avoid the entry of any governmental order whether temporary, preliminary or permanent, with respect to CFIUS Clearance, that would have the effect of prohibiting, preventing or restricting consummation of the transactions contemplated hereby, provided that for the avoidance of doubt, commercially reasonable efforts under clauses (i) to (iv) shall not require the Investor to accept any proposed mitigation agreement that would have an adverse economic impact on the Investor or any of its Affiliates or unduly limit the Investor’s governance rights in the Company. The Investor and its Affiliates shall pay the cost of all fees payable to a governmental, regulatory or stock exchange authority in connection with filings in connection with obtaining CFIUS Clearance.

13.5 Registration. The Company will prepare and file the Registration Statement in conformity with the requirements of the Securities Act on October 25, 2021. The Company will use best efforts to maintain the effectiveness of the Registration Statement until the date all Securities have been sold pursuant to such Registration Statement. At the time the Registration Statement and any amendments thereto become effective at the time the Conversion Shares are issued and at the Second Closing Date, the Registration Statement and any amendments thereto will conform in all material respects to the requirements of the Securities Act. The Prospectus and any amendments or supplements thereto, including without limitation, the prospectus supplement, at the time the Prospectus or any amendment or supplement thereto was issued and at the First Closing Date or the Second Closing Date will conform in all material respects to the requirements of the Securities Act.

13.6 Assistance and Cooperation.

(a) Prior to the Second Closing, upon the terms and subject to the conditions set forth in this Agreement, and except as set forth in Section 13.3, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable best efforts to: (i) cause the conditions precedent set forth in Sections 6, 7, 8, 9, 10 and 11 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); and (iii) obtain all necessary consents, approvals or waivers from Third Parties. The Investor shall use best efforts to complete the applicable Local Bank Reporting as soon as practicable after the date hereof, or after providing the Second Tranche Exercise Notice to the Company pursuant to Section 3.1, as applicable, and at the Company’s request, keep the Company reasonably informed of the status of the Local Bank Reporting.

(b) The Company and the Investor shall each, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Investor, the Company or any of their respective Affiliates to any Third Party and/or any Governmental Authority in connection with the Transaction.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company and the Investor shall each keep the other apprised of the status of matters relating to consummation of the transactions contemplated by the Transaction Agreements, including promptly furnishing the other with copies of notices or other communications received by the Investor or the Company, as the case may be, or any of its Affiliates, from any Third Party and/or any Governmental Authority with respect to such transactions.

13.7 Effect of Waiver of Condition to Closing. In the event that, as of the First Closing or the Second Closing, as applicable, the Investor waives the condition regarding a Material Adverse Effect set forth in Section 6.6 or Section 9.5 of this Agreement, as applicable, the Investor shall be deemed to have waived any right of recourse against the Company for, and agreed not to sue the Company in respect of, any and all events or inaccuracies in any representations or warranties of the Company (a) that, as of the First Closing or the Second Closing, as applicable, have caused or would reasonably be expected to cause such Material Adverse Effect and (b) of which the Investor had notice in writing from the Company immediately prior to the First Closing or the Second Closing, as applicable.

13.8 Interim Operations of the Company. From the date hereof until the First Closing and from the date of Second Tranche Exercise Notice until the Second Closing, except (a) as required by applicable Law, (b) as otherwise contemplated by this Agreement or (c) as the Investor may approve in writing, the Company shall not: (i) merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate the Company or (ii) sell or otherwise dispose of any of the Company’s material assets other than in the ordinary course of business.

13.9 Confidentiality. The Investor shall, and shall cause its Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to the Investor or its Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (the “Confidential Information”) and to use the Confidential Information solely in connection with the Investor’s investment in the Company; provided that the Confidential Information will not include information that (a) is, was or becomes available to the public (other than as a result of a breach of any confidentiality obligation by the Investor), (b) is or has been independently developed or conceived by the Investor without use of the Confidential Information or (c) is or has been made known or disclosed to the Investor by a Third Party without a breach of any confidentiality obligations such Third Party has to the Company that is known to the Investor; provided further that, the Investor may disclose the Confidential Information (i) to its Representatives in connection with its investment in the Company, (ii) to any prospective purchaser of any shares of Common Stock from the Investor and their respective Representatives, provided that such prospective purchaser agrees to be bound by a confidentiality or non-disclosure agreement with the Investor that is no less restrictive than the confidentiality obligations set forth herein and within seven (7) days of providing any Confidential Information to any such prospective purchaser, the Investor provides notice to the Company identifying such prospective purchaser, (iii) to any Investor’s Affiliates and their respective Representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to a confidentiality and non-disclosure obligation no less restrictive than the confidentiality obligations set forth herein), or (iv) as may otherwise be required by law or legal, judicial or regulatory process, provided that the Investor provides prompt prior written notice to the Company notifying the Company of the manner, scope and justification for such disclosure. Notwithstanding anything to the contrary, nothing in this Section 13.9 or elsewhere in this Agreement, shall permit the Investor, or any of its respective Affiliates to disclose the Confidential Information to any Competitor including any Affiliate that is a Competitor.

13.10 Securities Law Disclosure; Publicity. No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall (to the extent permissible under applicable Law) allow the Investor or the Company, as applicable, reasonable time to comment on such release or announcement in advance of such issuance and the disclosing party shall consider the other party’s comments in good faith.

13.11 Conversion Shares. The Conversion Shares shall be issued free of all legends. If at any time following the request by Investor to convert its RCPS, the Registration Statement (or any subsequent registration statement registering the sale or resale of the Conversion Shares) is not effective or is not otherwise available for the sale or resale of the Conversion Shares, the Company shall immediately notify the Investor in writing that such registration statement is not then effective and thereafter shall promptly notify the Investor when the registration statement is effective again and available for the sale or resale of the Conversion Shares (it being understood and agreed that the foregoing shall not limit the ability of the Company to issue, or the Investor or the SPV, when formed, to sell, any of the Conversion Shares in compliance with applicable federal and state securities laws). The Company shall use best efforts to keep a registration statement (including the Registration Statement) registering the issuance or resale of the Conversion Shares effective.

14. Miscellaneous.

14.1 Governing Law; Submission to Jurisdiction. The law, including the statutes of limitation, of the State of New York shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

14.2 Dispute Resolution. The parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be arbitrated pursuant to the provisions of the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”), by three arbitrators (the “Tribunal”) appointed in accordance with the ICC Arbitration Rules (the “Arbitration”). The arbitration will be conducted in English, and shall take place in New York, New York or such other location as the parties and the Tribunal may agree. The arbitral award (the “Award”) shall (a) be rendered within 120 days after the Tribunal’s acceptance of its appointment; (b) be delivered in writing; (c) state the reasons for the Award; (d) be the sole and exclusive final and binding remedy with respect to the Dispute between and among the parties without the possibility of challenge or appeal, which are hereby waived; and (e) be accompanied by a form of judgment. The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 14.2 shall be deemed commercial. The Tribunal shall have the authority to grant any equitable or legal remedies, including entering preliminary or permanent injunctive relief; provided, however, that the Tribunal shall not have the authority to award (and the parties waive the right to seek an award of) punitive or exemplary damages.

14.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

14.4 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit D attached hereto and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile, electronic mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Any party may change its address by giving notice to the other parties in the manner provided above.

14.5 Entire Agreement. This Agreement, the Investor Agreement (once executed) and other Transaction Agreements (together with all exhibits thereto) contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

14.6 Amendments. No provision in this Agreement shall be modified or amended except in a writing executed by an authorized representative of each of the parties hereto.

14.7 Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

14.8 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable best efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

14.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company; provided, however, that the Investor may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to the SPV; provided further, however, that (i) such assignment or delegation shall not release the Investor from any of its duties or obligations hereunder and (ii) for so long as the SPV holds any share of the capital stock of the Company, the SPV shall obtain the prior written consent of the Company before a Restricted SPV Investor shall own any shares of capital stock of the SPV.

14.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.11 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, pdf or other electronic format, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

14.12 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

14.13 No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party.

14.14 Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement (i) with respect to the First Closing shall survive the First Closing for twelve (12) months and (ii) with respect to the Second Closing shall not survive the Second Closing.

14.15 Equitable Relief; Remedies.

(a) The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

(b) The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

14.16 Expenses. Except as otherwise provided in this Agreement, each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements. The Company shall pay all fees of its transfer agent in connection with the delivery of the Common Stock to the Investor.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BLOOM ENERGY CORPORATION

By:	/s/ KR Sridhar
Name:	KR Sridhar
Title:	Chief Executive Officer

SKECOPLANT CO., LTD.

By:	/s/ Kyung-il Park
Name:	Kyung-il Park
Title:	Chief Executive Officer

Signature Page to Securities Purchase Agreement

EXHIBIT A

FORM OF CROSS RECEIPT CROSS RECEIPT

Bloom Energy Corporation hereby acknowledges receipt from [[SK ecoplant Co., Ltd.]/[SPV]] on [        ] of US $[        ], representing the purchase price for [        ] shares of [[Series A Redeemable Convertible Preferred Stock]/[Class A common stock]], par value $0.0001 per share, of Bloom Energy Corporation, pursuant to that certain Securities Purchase Agreement, dated as of [ ● ], 2021, by and between SK ecoplant Co., Ltd. and Bloom Energy Corporation.

BLOOM ENERGY CORPORATION

By:
	Name:	Gregory Cameron
	Title:	Chief Executive Officer

[[SK ecoplant Co., Ltd.]/[SPV]] hereby acknowledges receipt from Bloom Energy Corporation on [        ] of [        ] shares of [[Series A Redeemable Convertible Preferred Stock]/[Class A common stock]], par value $0.0001 per share, of Bloom Energy Corporation, delivered pursuant to that certain Securities Purchase Agreement, dated as of [ ● ], 2021, by and between SK ecoplant Co., Ltd. and Bloom Energy Corporation.

[[SK ECOPLANT CO., LTD.]/[SPV]]

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF INVESTOR AGREEMENT

B-1

EXECUTION VERSION

INVESTOR AGREEMENT

By and Between

SK ECOPLANT CO., LTD.

AND

BLOOM ENERGY CORPORATION

Dated as of [●], 2021

TABLE OF CONTENTS

1.	Definitions		1

2.	Restrictions on Beneficial Ownership		6

	2.1	Standstill	6
	2.2	Waiver	8
	2.4	Termination of Standstill	8

3.	Restrictions on Dispositions		8

	3.1	Lock-Up	8
	3.2	Termination of Lock-Up	9
	3.3	Effect of Prohibited Disposition	9

4.	Voting Agreement		9

	4.1	Voting of Securities	9
	4.2	Quorum	10
	4.3	Exceptions	10

5.	Board Composition		10

6.	Preemptive Rights.		12

	6.1	General	12
	6.2	Procedures	12
	6.3	Registration Rights	13

7.	Miscellaneous		13

	7.1	Governing Law; Submission to Jurisdiction	13
	7.2	Dispute Resolution	13
	7.3	Waiver	13
	7.4	Notices	13
	7.5	Entire Agreement	14
	7.6	Amendments	14
	7.7	Interpretation	14
	7.8	Severability	14
	7.9	Assignment	15
	7.10	Successors and Assigns	15
	7.11	Counterparts	15

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7.12	Fees and Expenses	15
7.13	Third Party Beneficiaries	15
7.14	Remedies	15
7.15	Specific Performance	15
7.16	Confidentiality	16
7.17	Further Assurances.	16
7.18	Termination.	16

Exhibit A – Form of Irrevocable Proxy
Exhibit B – Notice Addresses

ii

INVESTOR
AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) is made as of [●], 2021, by and between SK ecoplant Co., Ltd. (the “Investor”) and Bloom Energy Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Securities Purchase Agreement, dated as of October 23, 2021, by and between the Investor and the Company (the “Purchase Agreement”) provides for the issuance and sale by the Company to the Investor, and the purchase by the Investor, of the First Tranche Shares (as defined in the Purchase Agreement) and the Second Tranche Shares (as defined in the Purchase Agreement) (the First Tranche Shares, the Second Tranche Shares and the Conversion Shares (as defined in the Purchase Agreement), collectively, the “Purchased Securities”); and

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Securities and other securities of the Company beneficially owned by the Investor, and it is a condition to the First Closing (as defined in the Purchase Agreement) that this Agreement be executed and delivered by the Investor and the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Acceptance Notice” shall have the meanings set forth in Section 6.2.

(b) “Acquisition Proposal” shall have the meaning set forth in Section 2.1(d).

(c) “Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, in no event shall (x) the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates; (y) the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates; and (z) any joint venture entity or any other Person formed pursuant to the Joint Venture Agreement or the Preferred Distributor Agreement be deemed an Affiliate of either the Company or the Investor.

(d) “Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

(e) “Arbitration” shall have the meaning set forth in Section 7.2.

(f) “Award” shall have the meaning set forth in Section 7.2.

(g) “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days within which such Person has the right to acquire such beneficial ownership.

(h) “Board” shall mean the Board of Directors of the Company.

(i) “Business Combination” shall have the meaning set forth in Section2.1(g).

(j) “Business Day” shall mean a day on which commercial banking institutions in New York, New York and Seoul, the Republic of Korea are open for business.

(k) “Cap” shall mean fifteen percent (15%) of the issued and outstanding capital stock of the Company.

(l) “Change of Control” shall mean, with respect to the Company, any of the following events: (i) any Person is or becomes the beneficial owner (except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of Common Stock and any other voting securities of the Company then issued and outstanding; (ii) the Company consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of Common Stock and any other voting securities of the Company then issued and outstanding or (iii) the Company conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly-owned Affiliate of the Company.

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(m) “Class A Common Stock” shall mean the Class A Common Stock of the Company, $0.0001 par value per share.

(n) “Class B Common Stock” shall mean the Class B Common Stock of the Company, $0.0001 par value per share.

(o) “Commercial Cooperation Agreement” shall mean the Commercial Cooperation Agreement, dated as of the date of the Purchase Agreement, by and between the Company and SK ecoplant Co., Ltd., as may be amended, modified and supplemented, from time to time.

(p) “Common Stock” shall mean the Class A Common Stock, the Class B Common Stock and any other class of common stock of the Company authorized whether now or hereafter.

(q) “Common Stock Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

(r) “Company” shall have the meaning set forth in the Preamble.

(s) “Derivative” shall have the meaning set forth in Section 2.1(a).

(t) “Director Conditions” shall have the meaning set forth in Section 5(b).

(u) “Director Period” shall mean the period commencing on the Second Closing Date and ending on the date on which the Investor (including SK ecoplant and the SPV) and its Subsidiaries beneficially own less than five percent (5.0%) of the shares of Common Stock then issued and outstanding.

(v) “Disposition” or “Dispose of” shall mean any (i) offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) hedge, swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequence of ownership of shares of Common Stock, whether any such hedge, swap, agreement or transaction is to be settled by delivery of Common Stock, other securities, in cash or otherwise.

(w) “Dispute” shall have the meaning set forth in Section 7.2.

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(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(y) “First Closing Date” shall have the meaning set forth in the Purchase Agreement.

(z) “Governmental Authority” shall mean any court, agency, authority, department, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(aa) “ICC Arbitration Rules” shall have the meaning set forth in Section 7.2.

(bb) “Investor” shall have the meaning set forth in the Preamble.

(cc) “Investor Designee” shall have the meaning set forth in Section 5(a).

(dd) “Joint Venture Agreement” shall mean the Joint Venture Agreement, dated September 24, 2019, by and between the Company and SK ecoplant Co., Ltd. (f/k/a SK Engineering & Construction Co., Ltd.), as may be amended, modified and supplemented, from time to time.

(ee) “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

(ff) “Lock-Up Term” shall have the meaning set forth in Section 3.1.

(gg) “Modified Clause” shall have the meaning set forth in Section 7.8.

(hh) “New Securities” shall mean any shares of Common Stock or Common Stock Equivalents, except for (a) shares of Common Stock or Common Stock Equivalents that are issued pursuant to the Company’s stock option and incentive plans or other employee or director compensation plans; (b) shares of Common Stock or Common Stock Equivalents that are issued as matching contributions under the Company’s 401(k) plan; (c) shares of Common Stock or Common Stock Equivalents that are issued as a dividend or other distribution on outstanding securities of the Company; (d) shares of Common Stock or Common Stock Equivalents that are issued by reason of a stock split, split-up or other reorganization or recapitalization of the Company; (e) shares of Common Stock or Common Stock Equivalents issued as acquisition consideration pursuant to the acquisition of another Person by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; and (f) the Preemptive Right Shares.

4

(ii) “Offeror” shall have the meaning set forth in Section 2.1(d).

(jj) ”Permitted Purchases” shall mean purchases of Common Stock by the Investor, subject to compliance with Section 3.1 to the extent necessary to maintain its status as the largest shareholder of the Company by no less than one percent (1%) of the issued and outstanding capital stock of the Company, provided that in no event shall the Investor’s ownership exceed the Cap.

(kk) “Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

(ll) “Preemptive Right Notice” shall have the meaning set forth in (mm) “Preemptive Right Shares” shall have the meaning set forth in Section 6.2.

(mm) “Preemptive Right Shares” shall have the meaning set forth in Section 6.1.

(nn) “Preferred Distributor Agreement” shall mean the Amended and Restated Preferred Distributor Agreement, dated as of the date of the Purchase Agreement, by and among the Company, SK ecoplant Co., Ltd. and Bloom SK Fuel Cell, LLC, as may be amended, modified and supplemented, from time to time.

(oo) “Purchase Agreement” shall have the meaning set forth in the Preamble, and shall include all Exhibits attached thereto.

(pp) “Purchased Securities” shall have the meaning set forth in the Preamble, and shall be adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Securities.

(qq) “registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

(rr) ”Registration Statement” means a registration statement filed by the Company with the SEC in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder for the registration of securities.

(ss) “Representatives” shall mean, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, potential debt and equity financing sources (excluding any co-investors), and other representatives. For the avoidance of doubt, potential debt and equity financing sources are Representatives, whether or not the Investor contacts any one of them before or after the First Closing Date.

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(tt) “SEC” shall mean the United States Securities and Exchange Commission.

(uu) “Second Closing” shall have the meaning set forth in the Purchase Agreement.

(vv) “Second Closing Date” shall have the meaning set forth in the Purchase Agreement.

(ww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(xx) “SK ecoplant” shall mean SK ecoplant Co., Ltd.

(yy) “SPV” shall have the meaning set forth in the Purchase Agreement.

(zz) “Standstill Term” shall have the meaning set forth in Section 2.1.

(aaa) “Subsidiary” shall mean, with respect to any Person, any other Person of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or securities carrying the voting power in the election of the board of directors or other governing body of such Person.

(bbb) “Third Party” shall mean any Person other than the Investor or any of its Affiliates.

(ccc) “Tribunal” shall have the meaning set forth in Section 7.2.

2. Restrictions on Beneficial Ownership.

2.1 Standstill. During the period (such period, the “Standstill Term”) commencing as of the First Closing Date and continuing until the later of (i) the second (2nd) anniversary of the Second Closing Date, (ii) the date on which the Investor ceases to have the right to designate a director to the Board pursuant to Section 5, and (iii) the date on which the Investor (including SK ecoplant and SPV) and its Subsidiaries beneficially own less than five percent (5.0%) of the shares of Common Stock then issued and outstanding, the Investor (including SK ecoplant and the SPV) and its Subsidiaries shall not do any of the following, except as approved, invited or waived by the Company or the Board, or as contemplated by this Agreement:

(a) other than Permitted Purchases and purchases of Preemptive Right Shares, directly or indirectly, acquire beneficial ownership of Common Stock and/or Common Stock Equivalents and/or any instrument that gives the Investor the economic equivalent of ownership of an amount of securities of the Company (a “Derivative”), except, nothing in this Section 2.1(a) shall prevent or prohibit the Investor from investing in a fund with respect to which the Investor does not have or share decision-making authority over investment or divestment decisions;

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(b) make a tender, exchange or other public offer to acquire Common Stock and/or Common Stock Equivalents;

(c) directly or indirectly, (i) seek to have called any meeting of the stockholders of the Company or propose any matter to be voted upon by the stockholders of the Company, or (ii) propose or nominate for election to the Board any person whose nomination has not been approved by a majority of the Board (excluding the Investor Designee, if any);

(d) directly or indirectly, encourage, accept or support a tender, exchange or other offer or proposal by any other Person or group (an “Offeror”) for securities of the Company (if such offer or proposal would, if consummated, result in a Change of Control of the Company, such offer or proposal is referred to as an “Acquisition Proposal”);

(e) directly or indirectly, solicit proxies or consents or propose or seek or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act), or seek to advise or influence any Person, with respect to voting of any securities of the Company;

(f) deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of such securities, including the granting of any proxy (other than pursuant to this Agreement);

(g) propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, purchase of any securities of the Company or any Derivative, or any similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company, in each case without the prior written consent of the Board (a transaction described in clauses (i) and (ii) that would result in a Change of Control, is referred to as a “Business Combination”);

(h) act in concert with any Third Party to take any action in clauses (a) through (g) above, or, directly or indirectly, form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” as such terms are used in the rules of the SEC with respect to the Company or any securities of the Company;

(i) request or propose to the Board or the Company (or any of its officers, directors, Affiliates employees, attorneys, accountants, financial advisors and other professional representatives), directly or indirectly, any amendment or waiver of any provision of this Section 2.1 (including this clause (i));

(j) make any public announcement regarding, or take any action that could require the Company to make a public announcement regarding, a potential Business Combination or any of the matters set forth in clauses (a) through (i) above; or

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(k) enter into discussions, negotiations, arrangements or agreements with any Person relating to the foregoing actions referred to in (a) through (i) above;

provided, however, that nothing contained in this Section 2.1 shall prevent, restrict, encumber, or limit in any manner: (A) the Investor or any of its Affiliates from making confidential, nonpublic proposals to the Board for a transaction involving a Business Combination following the public announcement by the Company after the Second Closing Date that it has entered into a definitive agreement with a Third Party for a transaction involving a Business Combination; (B) the Investor Designee from performing its duties as a member of the Board; or (C) the Investor or any of its Affiliates from exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by this Agreement, the Purchase Agreement, Joint Venture Agreement, or the Preferred Distributor Agreement, in each case, in accordance with the terms hereof and thereof.

2.2 Waiver. Notwithstanding anything to the contrary set forth herein, including Section 2.1(i), upon request by Investor that Section 2.1(a) be waived, the Investor and the Company shall discuss in good faith whether such request shall be granted.

2.4 Termination of Standstill. Notwithstanding anything to the contrary contained in this Agreement, the Standstill Term shall terminate upon the occurrence of any of the following events:

(a) a Change of Control;

(b) the Company files a Schedule 14D-9 (or successor form of Tender Offer Solicitation/Recommendation Statement under Rule 14d-9 of the Exchange Act) recommending that stockholders accept any such offer filed after such offer has commenced; or

(c) a breach by the Company of any provision of the Purchase Agreement or this Agreement after the First Closing and prior to the Second Closing.

3. Restrictions on Dispositions.

3.1 Lock-Up. During the period (such period, the “Lock-Up Term”) commencing as of the Second Closing Date and continuing until the second (2nd) anniversary of the Second Closing Date, the Investor (including SK ecoplant and the SPV) and its Subsidiaries shall not, except with the prior consent of a majority of the Board (excluding the Investor Designee, if any):

(a) Dispose of any of the Purchased Securities or any other shares of Common Stock beneficially owned by it as of the date of this Agreement, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization; or

(b) Dispose of any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (a) above.

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3.2 Termination of Lock-Up. Notwithstanding anything to the contrary contained herein, the Lock-Up Term shall terminate upon the occurrence of any of the following events:

(a) a Change of Control; or

(b) the Company files a Schedule 14D-9 (or successor form of Tender Offer Solicitation/Recommendation Statement under Rule 14d-9 of the Exchange Act) recommending that stockholders accept any such offer filed after such offer has commenced.

3.3 Effect of Prohibited Disposition. If any Disposition is made or attempted contrary to the provisions of this Agreement, (a) such purported Disposition shall be void ab initio, (b) the Company shall have, in addition to all other legal or equitable remedies that it may have, the right to injunctive relief and specific performance to enforce the provisions of this Agreement, and (c) the Company shall have the right to refuse to recognize any transferee in a Disposition as a stockholder for any purpose.

4. Voting Agreement.

4.1 Voting of Securities. Subject to Section 4.3, from the Second Closing Date until termination or expiration of the Standstill Term, in any vote or action by written consent of the stockholders of the Company (including, without limitation, with respect to the election of directors), the Investor shall vote or execute a written consent with respect to all voting securities of the Company as to which it is entitled to vote or execute a written consent in accordance with the recommendation of a majority of the Board. In furtherance of this Section 4.1, the Investor shall, if and when requested by the Company from time to time, promptly execute and deliver to the Company an irrevocable proxy, substantially in the form of Exhibit A attached hereto, and irrevocably appoint the Company or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or to give consent with respect to, all of the voting securities of the Company as to which the Investor is entitled to vote, in the manner and with respect to the matters set forth in this Section 4.1. The Investor acknowledges that any such proxy executed and delivered shall be coupled with an interest, shall constitute, among other things, an inducement for the Company to enter into this Agreement, shall be irrevocable and binding on any successor in interest of the Investor and shall not be terminated by operation of Law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any voting securities of the Company heretofore granted by the Investor, to the extent it is inconsistent herewith. Such proxy shall terminate upon the earlier of the expiration or termination of the Standstill Term and this Section 4.1. For the avoidance of doubt, this Section 4.1 and the proxies granted pursuant to this Section 4.1 shall not apply to any voting securities of the Company held by an executive officer or director of the Investor for his or her personal account or to any matters to which Investor retains voting rights pursuant to Section 4.3.

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4.2 Quorum. In furtherance of Section 4.1, the Investor shall be present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

4.3 Exceptions. Notwithstanding anything to the contrary contained in this Agreement, the Investor may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which it is entitled to vote or execute a written consent, as it may determine in its sole discretion with respect to any matter presented to the shareholders of the Company regarding any transaction between the Company and any Korean company operating in the Korean construction business.

5. Board Composition.

(a) Subject to the terms of this Section 5, effective as of the Second Closing Date, the Board will appoint a designee of the Investor (the “Investor Designee”) as a director of the Company for a term expiring at the Company’s next annual meeting of stockholders or upon such Investor Designee’s earlier death, disability, resignation or removal (including removal by operation of Law). The Company and the Investor agree that [●] shall be the initial Investor Designee. The Company agrees that, during the Director Period, the Board shall nominate the individual serving as such Investor Designee (or any individual subsequently designated by the Investor to serve as the Investor Designee) for election or re-election, as the case may be, as a director at each subsequent meeting of the Company’s stockholders at which directors are to be elected, and use commercially reasonable efforts to cause the Investor Designee to be elected or re-elected, including providing the same level of support as is provided for other nominees. Upon the end of the Director Period, the Investor shall cause the Investor Designee to tender to the Board, as soon as practicable and in any event within five (5) days following the end of the Director Period, his or her resignation from the Board. During the Director Period, the Board will not decrease the size of the Board if such decrease would require the resignation of the Investor Designee.

(b) As a condition to any appointment or nomination for election to the Board, each Investor Designee shall (i) meet the qualifications required of all directors of the Company by the Company’s Nominating and Corporate Governance Committee and those mandated by applicable Law, (ii) agree, in writing, to be bound by the terms and conditions of all of the Company’s policies applicable to its directors, (iii) make such acknowledgements and enter into such agreements as the Company requires of all directors, including, without limitation, with respect to confidentiality, the Company’s code of ethics, insider trading policy and Section 16 reporting procedures, and (iv) be able to dedicate sufficient time and resources for the diligent performance of the duties required of a member of the Board (the “Director Conditions”). Without limiting the foregoing, each proposed Investor Designee shall be subject to satisfaction of the criteria for Board membership established by the Nominating and Corporate Governance Committee of the Board, including the director qualification criteria thereof, as determined in the reasonable and good faith discretion of the Nominating and Corporate Governance Committee of the Board and the Board in the same manner as the Nominating and Corporate Governance Committee of the Board and the Board would consider any candidate for Board membership. The Board or the Nominating and Corporate Governance Committee of the Board will evaluate the Investor Designee for potential roles on the committees of the Board, consistent with evaluations of other directors for such positions and subject to applicable Law and the listing rules and requirements of The New York Stock Exchange.

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(c) If an Investor Designee resigns from the Board, is removed, or refuses or is unable to serve or fulfill his or her duties as a director because of death or disability, in each case prior to the expiration of the Director Period, the Investor shall have the right to select a replacement Investor Designee, reasonably acceptable to the Board and subject to compliance with the Director Conditions, and shall provide the Company with the name of and relevant background information for such replacement Investor Designee. Subject to the terms of this Section 5, within twenty (20) days following receipt of such information and compliance with the Director Conditions, the Board will appoint such replacement Investor Designee to the Board to replace the departing Investor Designee to serve the remaining term of the departing Investor Designee, and the replacement Investor Designee shall be considered an Investor Designee for all purposes of this Section 5.

(d) All confidential or proprietary information and data relating to the Company and its Affiliates provided by the Company to the Investor Designee shall be deemed confidential information and will be kept confidential and not disclosed to any Person outside of the Company. Notwithstanding the confidentiality obligations set forth in Section 5(b)(iii) and the foregoing, and subject to Section 7.16, the Investor Designee shall be permitted to disclose such confidential information to the executive officers and members of the board of directors (or equivalent governance body) of SK ecoplant and its Subsidiaries and their advisers (such as legal counsel) having a duty of confidentiality to the Investor, provided (i) such disclosure is made on a need-to-know basis solely for the purposes of, and to the extent necessary to, monitor and make decisions regarding the Investor’s investment in the Company, and (ii) that the Investor (whether SK ecoplant or the SVP) will be liable for any breach by any of such Persons of the confidentiality obligations applicable to the Investor Designee. Upon the resignation or removal of the Investor Designee from the Board and written request (including via email) from the Company, such Investor Designee shall either promptly (x) destroy all confidential information of the Company that he or she received in his or her capacity as a director in his or her possession or control and any copies thereof or (y) return to the Company all confidential information of the Company that he or she received in his or her capacity as a director in his or her possession or control and any copies thereof (but the Investor Designee need not purge electronic archives and backups), and, in either case, confirm in writing (which may be via email) to the Company that all such material has been destroyed or returned, as applicable, in compliance with this Section 5.

(e) If any Investor Designee is an employee of, or otherwise compensated by, the Investor or any of its Affiliates, such Investor Designee shall not be entitled to any compensation from the Company in connection with his or her role as a director or service on the Board or any committee. The Investor Designee will be entitled to reimbursement from the Company of out of pocket expenses in connection with his or her role as a director consistent with other directors on the Board.

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(f) Notwithstanding anything contained herein to the contrary, if the Board (or any committee thereof) shall consider (i) a proposed contract, transaction or other arrangement between the Investor or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, (ii) the enforcement or waiver of the rights of the Company or any of its Affiliates under any agreement between the Investor or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, or (iii) a matter which the Board determines in good faith presents an actual or potential conflict of interest for the Investor Designee, then the Investor Designee will, if directed by the chairperson of the Board or the remaining directors, be excluded from participation in such Board or committee meeting (or portion thereof, as applicable) at which such matters are to be discussed, and the Investor Designee will not be entitled to receive copies of the materials or other documents relating to such matter or meeting (or portion thereof, as applicable).

6. Preemptive Rights.

6.1 General. After the Second Closing Date, if the Company proposes to issue any New Securities, the Investor shall have the right to purchase up to such number of New Securities as required to maintain its fully-diluted ownership as at immediately prior to the issuance of such New Securities, on the same terms and conditions that are applicable to such New Securities, and at a price per share or security equal to the price paid by the purchaser(s) in such issuance of New Securities (such shares, the “Preemptive Right Shares”). For purposes of this Section 6, “fully-diluted ownership” shall mean the issued and outstanding Common Stock of the Company, assuming the conversion of all Common Stock Equivalents.

6.2 Procedures. After the Second Closing Date, in the event that the Company proposes to issue any New Securities, it shall, prior to such issuance of New Securities, deliver a written notice to the Investor (a “Preemptive Right Notice”), stating (a) the Company’s intention to issue New Securities; (b) the amount and type of New Securities that the Company proposes to issue, and correspondingly, the number of Preemptive Right Shares that the Investor is entitled to purchase and (c) the material terms and conditions of the proposed issuance, including without limitation, the price of such New Securities (or (i) if such price is not clearly identifiable, such effective price per share as is reasonably determined by the Company in good faith or (ii) in the case of issuance of restricted stock, the fair market value of such restricted stock as determined by the Company in the ordinary course in connection with such issuance). Within seven (7) Business Days following the receipt of the Preemptive Right Notice, the Investor may, by delivery of a written notice of acceptance to the Company (the “Acceptance Notice”), elect to purchase all, or any portion, of the Preemptive Right Shares that the Investor is entitled to purchase for the price indicated in the Preemptive Right Notice. The failure to so respond in writing within such seven (7) Business Day period by the Investor shall constitute a waiver of its rights under this Section 6 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances of New Securities. Upon the Company’s issuance of any Preemptive Right Shares, such Preemptive Right Shares shall be validly issued, fully paid and nonassessable, duly authorized by all necessary corporate action of the Company.

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6.3 Registration Rights. If the Preemptive Right Shares are not issued to the Investor pursuant to an effective Registration Statement, and upon the Company’s issuance of any Preemptive Right Shares to the Investor, such Preemptive Right Shares have not been registered under an effective Registration Statement, then the Company shall, as soon as practicable, but in any event within 90 days of such issuance of such Preemptive Right Shares to the Investor, prepare and file with the SEC a Registration Statement covering the resale of such Preemptive Right Shares.

7. Miscellaneous.

7.1 Governing Law; Submission to Jurisdiction. The law, including the statutes of limitation, of the State of New York shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

7.2 Dispute Resolution. The parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be arbitrated pursuant to the provisions of the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”), by three arbitrators (the “Tribunal”) appointed in accordance with the ICC Arbitration Rules (the “Arbitration”). The arbitration will be conducted in English, and shall take place in New York, New York or such other location as the parties and the Tribunal may agree. The arbitral award (the “Award”) shall (a) be rendered within 120 days after the Tribunal’s acceptance of its appointment; (b) be delivered in writing; (c) state the reasons for the Award; (d) be the sole and exclusive final and binding remedy with respect to the Dispute between and among the parties without the possibility of challenge or appeal, which are hereby waived; and (e) be accompanied by a form of judgment. The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 7.2 shall be deemed commercial. The Tribunal shall have the authority to grant any equitable or legal remedies, including entering preliminary or permanent injunctive relief; provided, however, that the Tribunal shall not have the authority to award (and the parties waive the right to seek an award of) punitive or exemplary damages.

7.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

7.4 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Any party may change its address by giving notice to the other parties in the manner provided above.

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7.5 Entire Agreement. This Agreement, the Purchase Agreement (once executed), the Joint Venture Agreement, the Preferred Distributor Agreement and the Commercial Cooperation Agreement (including all exhibits hereto and thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto. Notwithstanding anything to the contrary contained herein or elsewhere, Section 7.16 of this Agreement shall supersede and replace in its entirety Section 13.9 of the Purchase Agreement.

7.6 Amendments. No provision in this Agreement shall be modified or amended except in a writing executed by an authorized representative of each of the parties the Company and the Investor.

7.7 Interpretation. When a reference is made in this Agreement to a section, subsection, article, exhibit or schedule such reference shall be to a section, subsection, article, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any exhibit or schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. This Agreement has been prepared jointly and will not be construed against either party.

7.8 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable best efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

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7.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor (other than to the SPV) or (b) the prior written consent of the Investor in the case of an assignment by the Company, in each case, which consent shall not be unreasonably withheld or delayed.

7.10 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assignees of the parties.

7.11 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, pdf or other electronic format, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.12 Fees and Expenses. Except as otherwise provided herein and therein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

7.13 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

7.14 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

7.15 Specific Performance. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to obtain specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction. Each party hereto hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

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7.16 Confidentiality. The Investor shall, and shall cause its Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to the Investor or its Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (the “Confidential Information”) and to use the Confidential Information solely in connection with the Investor’s investment in the Company; provided that the Confidential Information will not include information that (a) is, was or becomes available to the public (other than as a result of a breach of any confidentiality obligation by the Investor), (b) is or has been independently developed or conceived by the Investor without use of the Confidential Information or (c) is or has been made known or disclosed to the Investor by a Third Party without a breach of any confidentiality obligations such Third Party has to the Company that is known to the Investor; provided further that, the Investor may disclose the Confidential Information (i) to its Representatives in connection with its investment in the Company, (ii) to any prospective purchaser of any shares of Common Stock from the Investor and their respective Representatives, provided that such prospective purchaser agrees to be bound by a confidentiality or non-disclosure agreement with the Investor that is no less restrictive than the confidentiality obligations set forth herein and within seven (7) days of providing any Confidential Information to any such prospective purchaser, the Investor provides notice to the Company identifying such prospective purchaser, (iii) to any Investor’s Affiliates and their respective Representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to a confidentiality and non-disclosure obligation no less restrictive than the confidentiality obligations set forth herein), or (iv) as may otherwise be required by law or legal, judicial or regulatory process, provided that the Investor provides prompt prior written notice to the Company notifying the Company of the manner, scope and justification for such disclosure.

7.17 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as may be reasonably required or desirable in order to carry out the intent and accomplish the purposes of this Agreement.

7.18 Termination. Any of Investor’s obligations set forth in this Agreement shall terminate once such Person no longer holds, directly or indirectly, any equity interest or voting power in the Company. This Agreement shall automatically terminate if the Second Closing does not occur on or prior to November 30, 2023. Section 7.16 shall survive the termination of this Agreement for two (2) years.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BLOOM ENERGY CORPORATION

By:
Name:
Title:

Signature Page to Investor Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SK ECOPLANT CO., LTD.

By:
Name:
Title:

Signature Page to Investor Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

[In order to secure the performance of the duties of the undersigned pursuant to Section 4.1 of the Investor Agreement, dated as of [__], 2021 (the “Agreement”), by and between Bloom Energy Corporation (the “Company”) and [_] (the “Investor”), the undersigned hereby irrevocably appoints [___] and [___], and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted) or, if applicable, to give consent, in such manners as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manners, and with respect to such matters as set forth in Section 4.1 of the Agreement (but in any case, in accordance with any written instruction from the undersigned, properly delivered under Section 4.1 of the Agreement, to vote or give consent as contemplated by Section 4.1 of the Agreement) with respect to all voting securities (whether taking the form of shares of Class A Common Stock, par value $0.0001 per share, or other voting securities of the Company), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting or, if applicable, to give written consent with respect thereto. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event. This proxy shall operate to revoke and render void any prior proxy as to voting securities heretofore granted by the undersigned which is inconsistent herewith. Notwithstanding anything to the contrary contained herein, this proxy shall (i) at all times be subject to Section 4.3 of the Agreement and (ii) terminate upon the earlier of the expiration or termination of the Standstill Term (as defined in the Agreement) and the voting agreement set forth in Section 4.1 of the Agreement.]

[●]

By:
Name:
Title:

EXHIBIT B

NOTICE ADDRESSES

Company
Bloom Energy Corporation
Address:	4353 North First Street San Jose, CA 95134
Attention:	Shawn Soderberg, General Counsel
Telephone:	408-543-1191
Email:	Shawn.Soderberg@bloomenergy.com
with a copy, with shall not constitute notice, to:
Latham & Watkins LLP
Address:	140 Scott Drive Menlo Park, CA 94025
Attention:	Tad Freese
Telephone:	650-463-3060
Email:	Tad.Freese@lw.com
Investor
SK ecoplant Co., Ltd.
Address:	19, Yulgok-ro 2-gil, Jongno-gu Seoul 03143, Korea
Attention:	Wang Jae Lee, Head of Hydrogen Business Center
Telephone:	+822 3700 7912
Email:	justinwlee@sk.com
with a copy, with shall not constitute notice, to:
Dechert LLP
Address:	31/F Jardine House One Connaught Place Central, Hong Kong
Attention:	David K. Cho
Telephone:	+852 3518 4797
Email:	david.cho@dechert.com

EXHIBIT C

FORM OF CERTIFICATE OF DESIGNATION

EXECUTION VERSION

CERTIFICATE OF DESIGNATION
OF
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
BLOOM ENERGY CORPORATION

Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware

Bloom Energy Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred by the Corporation’s Restated Certificate of Incorporation (the “Certificate”), and by the provisions of Section 151 of the General Corporation Law, the board of directors of the Corporation (the “Board”), at a duly called meeting, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof, creating a series of 10,000,000 shares of Preferred Stock having a par value of $.0001 per share, designated as Series A Redeemable Convertible Preferred Stock:

RESOLVED, that in accordance with the provisions of the Certificate, the Board does hereby create, authorize and provide for the issuance of a series of Preferred Stock, par value $.0001 per share, of the Corporation, designated as “Series A Redeemable Convertible Preferred Stock,” having the voting rights, powers, preferences and relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A Redeemable Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 10,000,000. Such number of shares may be increased or decreased by resolution of the Board (subject to Section 3.2 below), provided that no such increase shall increase the number of shares of the Series A Preferred Stock to a number higher than the total number of authorized shares of the class, and no such decrease shall reduce the number of shares of the Series A Preferred Stock to a number lower than the number of shares of such series then outstanding.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Series A Preferred Stock. Subject to the prior and superior rights of the holders of any shares of any other class or series of Preferred Stock, par value $0.0001 per share, of the Corporation (the “Preferred Stock”) ranking prior and superior to the shares of Series A Preferred Stock with respect to such transactions, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of the Corporation’s Common Stock, par value $.0001 (the “Common Stock”), by reason of their ownership thereof, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, the greater of (x) such holder’s Liquidation Preference and (y) the amount such holder would receive pursuant to Section 2.2. “Liquidation Preference” means, as to any holder of Series A Preferred Stock, an amount equal to the number of shares of Series A Preferred Stock held by such holder multiplied by $25.50 (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred Stock) (the “Original Issue Price”). If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Deemed Conversion of Series A Preferred Stock. For purposes of determining the amount each holder of shares of Series A Preferred Stock is entitled to receive with respect to any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, each such holder of shares of Series A Preferred Stock shall be deemed to have converted into a number of shares of Class A Common Stock of the Corporation, par value $.0001 per share (the “Class A Common Stock”), immediately prior to the liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation equal to the quotient of (a) such holder’s Liquidation Preference as of immediately prior to the liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation divided by (b) the then current Conversion Price. The holder will receive the greater of the amount determined under this Section 2.2 and such holder’s Liquidation Preference.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate series) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) any transaction (other than (i) transfers of shares of capital stock of the Corporation between or among employees, consultants and/or directors of the Corporation and/or then existing stockholders of the Corporation and (ii) redemptions or repurchases of capital stock by the Corporation) as a result of which the stockholders of the Corporation immediately prior to such transaction no longer hold, immediately following such transaction, shares of capital stock of the Corporation, or equity securities issued upon conversion or exchange of such shares of capital stock, representing at least a majority, by voting power, of the equity securities of either the surviving or resulting party, or if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such transaction, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1(a), all shares of Common Stock issuable upon conversion, exercise or exchange of any bonds, debentures, notes or other evidences of indebtedness, options, warrants, purchase rights or any other securities convertible into, exercisable for, or exchangeable for Common Stock outstanding immediately prior to such transaction shall be deemed to be outstanding immediately prior to such transaction for purposes of determining the stockholders immediately prior to such transaction and, if applicable, deemed to be converted or exchanged in such transaction on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; and

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(b) the sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, whether by purchase and sale, merger, consolidation or otherwise, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, exclusive license, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

2.3.2 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 2 shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be deemed its fair market value. Any securities shall be valued as follows:

(a) Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

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(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (a) (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the Board.

2.3.3 Remaining Assets. After payment or setting aside for payment of the full amounts specified in this Section 2 to the holders of the Series A Preferred Stock, any remaining assets of the Corporation legally available for distribution shall be distributed pro rata to the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

2.3.4 Effect of Deemed Liquidation Event. Any share of Series A Preferred Stock in respect of which the holder thereof has received payment in full of the amounts specified in this Section 2 upon the occurrence of a Deemed Liquidation Event shall no longer be deemed to be outstanding, and all rights with respect to such share, including the rights, if any, to receive notices and to vote as Series A Preferred Stock, shall immediately cease and terminate at the time the payment in connection with such Deemed Liquidation Event shall have been made.

3. Voting.

3.1 General. Except as required by law or the Certificate (including any certificate of designation relating to any series of the Preferred Stock) and the matters set forth in Section 3.2, the Series A Preferred Stock shall have no voting rights and no holder thereof shall be entitled to vote on any matter.

3.2 Protective Provisions. At any time when any shares of Series A Preferred Stock originally issued pursuant to that certain Securities Purchase Agreement, dated as of October 23, 2021, by and among the Corporation and the purchaser named therein, as such agreement is amended from time to time (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred Stock), remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate (including any certificate of designation relating to any series of the Preferred Stock)) the affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate series, unless waived pursuant to Section 8 hereof:

(a) increase the authorized number of shares of Series A Preferred Stock;

(b) authorize or create (by reclassification or otherwise) or issue or sell, or obligate itself to issue or sell, any new class or series of capital stock or any security convertible into or exercisable for any new class or series of capital stock having rights, preferences or privileges (including with respect to any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event set forth in the Certificate (including any certificate of designation relating to any series of Preferred Stock)), as then in effect, that are senior to or on a parity with the Series A Preferred Stock or increase or decrease the authorized number of shares of any such new class or series of capital stock;

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(c) amend, modify or repeal any provision of the Certificate (including any certificate of designation relating to any series of Preferred Stock), as then in effect, in a way that adversely affects the rights, preferences or privileges of the Series A Preferred Stock; or

(d) redeem the Series A Preferred Stock in accordance with Section 6.2 hereof.

4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows:

4.1 Right to Convert. Each holder of shares of Series A Preferred Stock then outstanding shall be entitled to convert, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, some or all of such holder’s Series A Preferred Stock into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing (a) the Original Issue Price multiplied by the number of shares of Series A Preferred Stock presented for conversion by (b) the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially mean $25.50. The initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

4.2 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

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4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Class A Common Stock, such holder shall surrender the book-entry interests for such shares of Series A Preferred Stock through the facilities of The Depository Trust Company to the transfer agent for the Series A Preferred Stock (or to the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such book-entry interests and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes shares of Class A Common Stock to be issued. If required by the Corporation, book-entry interests surrendered for conversion shall be accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such book-entry interests and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such book-entry interests shall be deemed to be outstanding of record as of such time. The Corporation, as soon as reasonably practicable after the Conversion Time, shall deliver to such holder of Series A Preferred Stock, or to such holder’s nominees, book-entry interests for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and shall pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion.

4.3.2 Reservation of Shares. The Corporation shall at all times while any share of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, the Corporation shall take, or use its best efforts to cause such corporate action to be taken, as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate (including this certificate of designation). Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Series A Preferred Stock that shall have been surrendered for conversion as provided herein, including in Section 4.10, shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote as Series A Preferred Stock, shall immediately cease and terminate at the Conversion Time (or the Mandatory Conversion Time (as defined below) in the case of a conversion pursuant to Section 4.10), except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in this Section 4. Any shares of Series A Preferred Stock converted pursuant to this Section 4, including Section 4.10, shall be retired and cancelled and may not be reissued.

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4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date”) effect a subdivision of the outstanding Class A Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Class A Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in additional shares of Class A Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(b) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Section 4.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (A) a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock that they would have received if all outstanding shares of Series A Preferred Stock had been converted into Class A Common Stock on the date of such event or (B) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Class A Common Stock as is equal to the number of shares of Class A Common Stock that they would have received if all outstanding shares of Series A Preferred Stock had been converted into Class A Common Stock on the date of such event.

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4.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Class A Common Stock in respect of outstanding shares of Class A Common Stock), then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Class A Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Class A Common Stock on the date of such event.

4.7 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Class A Common Stock issuable upon the conversion of any shares of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.4, 4.5, 4.6 or 4.8 or in a Deemed Liquidation Event), then in any such event each holder of outstanding Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class A Common Stock into which such outstanding shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.8 Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.2, if there shall occur any consolidation or merger involving the Corporation in which the Class A Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.5, 4.6 or 4.7 or a Deemed Liquidation Event), then, following any such consolidation or merger, provision shall be made that each share of Series A Preferred Stock shall thereafter be convertible, in lieu of the Class A Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon conversion of one outstanding share of Series A Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

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4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than fifteen (15) days thereafter, furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price then in effect and (b) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series A Preferred Stock.

4.10 Mandatory Conversion. On the first anniversary of the Original Issue Date (the “Mandatory Conversion Time”), all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the applicable ratio described in Section 4.1 as the same may be adjusted from time to time in accordance with Section 4, and such shares may not be reissued by the Corporation.

4.10.1 Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender such holder’s book-entry interests for all such shares in the same manner provided for in Section 4.3.1 and shall thereafter receive the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 4. As soon as practicable after the Mandatory Conversion Time and the surrender of the book-entry interests for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), book-entry interests (if any) for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion.

5. Dividends. The holders of Series A Preferred Stock shall not be entitled to receive dividends.

6. Redemption.

6.1 Redemption upon Election by the Holders of Series A Preferred Stock. Shares of Series A Preferred Stock shall not be redeemable upon the election of the holders of Series A Preferred Stock.

6.2 Redemption upon Election by the Corporation. Subject to Section 3.2(d) hereof, each share of Series A Preferred Stock (and not fewer than all shares of Series A Preferred Stock) shall be redeemed by the Corporation out of funds lawfully available therefor at the Redemption Price (as defined below) in one installment commencing on a date (the “Redemption Date”) not less than sixty (60) days after and not more than ninety (90) days after the Corporation sends to the holders of all then outstanding shares of Series A Preferred Stock written notice of the redemption of all shares of Series A Preferred Stock (the “Redemption Notice”); provided that the Corporation shall not send the Redemption Notice until ten (10) months have passed from the Original Issue Date. The Redemption Notice shall be irrevocable and shall state (i) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date; (ii) the Redemption Date and the Redemption Price; and (iii) that the holder is to surrender to the Corporation, in the manner and at the place designated, such holder’s book-entry interests representing shares of Series A Preferred Stock to be redeemed. For purposes of this Section 6.2, “Redemption Price” shall mean $255,000,000 divided by the number of then outstanding shares of Series A Preferred Stock.

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6.2.1 Surrender of Book-Entry Interests; Payment. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed, unless such holder has exercised such holder’s right to convert such shares as provided in Section 4 prior to the date that is thirty (30) days after the date of the Redemption Notice, shall surrender the book-entry interests representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person indicated as the owner of such book-entry interests.

6.2.2 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on or prior to the Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the book-entry interests evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their book-entry interests therefor.

7. Reissuance of Series A Preferred Stock. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, privileges and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by a written waiver from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

9. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

***************

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed on behalf of the Corporation by the undersigned authorized officer this      day of                         , 2021.

Bloom Energy Corporation

By:
Name:
Title:

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EXHIBIT D

NOTICES

(a)	If to the Investor and the SPV:

SK ecoplant Co., Ltd.

19, Yulgok-ro 2-gil, Jongno-gu

Seoul 03143, Korea

Attention: Wang Jae Lee, Head of Hydrogen Business Center

Email Address: justinwlee@sk.com

with a copy (which shall not constitute notice) to:

Dechert LLP

31/F Jardine House

One Connaught Place

Central, Hong Kong

Attention: David K. Cho

Email Address: david.cho@dechert.com

(b)	If to the Company:

Bloom Energy Corporation

4353 North First Street San Jose, CA 95134

Attention: Shawn Soderberg, General Counsel

Email: Shawn.Soderberg@bloomenergy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive Menlo Park, CA

94025 Attention: Tad Freese

Email: Tad.Freese@lw.com

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